Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185676

TRILINC GLOBAL IMPACT FUND, LLC

SUPPLEMENT NO. 6 DATED SEPTEMBER 22, 2016

TO THE PROSPECTUS DATED APRIL 28, 2016

This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of TriLinc Global Impact Fund, LLC (the “Company”), dated April 28, 2016, as supplemented by Prospectus Supplement No. 1, dated May 11, 2016, Prospectus Supplement No. 2, dated June 9, 2016, Prospectus Supplement No. 3, dated July 7, 2016, Prospectus Supplement No. 4, dated August 17, 2016, and Prospectus Supplement No. 5, dated September 14, 2016 (the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to provide information regarding our public offering:

As of September 19, 2016, we had raised gross proceeds of approximately $258.5 million from the sale of approximately 26.3 million units of our limited liability company interest, including units issued pursuant to our distribution reinvestment plan.

On September 20, 2016, our board of managers elected to extend our current offering. The offering has been extended to March 31, 2017, with the ability to extend for additional periods as permitted under the federal securities laws. Our board of managers reserves the right to terminate this offering at any time.